EXHIBIT 10.24

Performance-Based Restricted Stock Unit Award

(Stericycle, Inc. [2011][2014] Incentive Stock Plan)

Participant:_____________________________

Award Grant Date (“Grant Date”):  [date]

Number of shares subject to this Award:_____________________________

Performance Period:[date] through [date]

Performance Year:Each calendar year during the Performance Period

THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (this “Award Agreement”), dated as of the Grant Date specified above, by and between Stericycle, Inc. (the “Company”) and the Participant, is entered into pursuant to the Stericycle, Inc. [2011][2014] Incentive Stock Plan (as the same may be amended, restated, supplemented and otherwise modified from time to time, the “Plan”).  This Award Agreement is subject to the terms and conditions of the Plan.

1.Defined Terms.  All capitalized terms not otherwise defined in the text of this Award Agreement have the meanings attributed to them in the Plan.  For purposes of this Award Agreement, the Participant’s “Termination Date” shall occur when his or her employment with the Company and the Subsidiaries terminates for any reason.

2.Grant of Performance Restricted Stock Units.  Subject to the terms and conditions of the Plan and this Award Agreement, the Company hereby grants to the Participant an Award of Restricted Stock Units under the Plan (“Performance Stock Units”) which Award shall constitute an RSU Award for purposes of the Plan.  The Performance Stock Units shall vest based on (a) the Participant’s continued employment with the Company and its Subsidiaries and (b) satisfaction of Performance Targets, as described in Section 3.  Each Performance Stock Unit constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant a share of the Company’s common stock, par value $.01 per share (“Common Stock”), or its cash equivalent, subject to the terms and conditions of the Plan and this Award Agreement, and is not an actual share of Common Stock.  Prior to settlement, as described in Section 4, Performance Stock Units are only bookkeeping entries, either on the Company’s own records or on those of E*Trade (or any other record keeper that the Company may use in connection with the administration of the Plan), and the Participant shall not have any rights as a stockholder of the Company in respect of his or her Performance Stock Units.

3.Vesting of Performance Stock Units.

(a)

Performance Targets.  For each Performance Year during the Performance Period, the Committee shall establish performance targets based on a Performance Goal (“Performance Targets”) that shall apply to such Performance Year.  The

Performance Targets shall be established within the first 90 days of the Performance Year and at a time when the outcome as to the Performance Targets is substantially uncertain.  The Performance Targets for the [year] Performance Year are set forth in Appendix A (which is incorporated into and forms a part of this Award Agreement).  The Performance Targets for Performance Years after [year] shall be established by the Committee in accordance with this paragraph (a) and shall be added to (or as a Supplement to) Appendix A for such Performance Year in such form as the Committee determines.

(b)

General Vesting Rules.  A maximum of one-third of the Performance Stock Units may become earned and vested on each of the first, second and third anniversary of the Grant Date (each a “Vesting Date” for the Performance Year ending immediately prior to the applicable anniversary of the Grant Date) provided that the Participant’s Termination Date has not occurred as of the applicable Vesting Date.  Subject to the terms and conditions of this Agreement, the actual number of Performance Stock Units that become earned and vested as of a Vesting Date (“Vested Performance Stock Units”) shall be determined in accordance with Appendix A based on satisfaction of the Performance Targets for the Performance Year.  All Performance Stock Units that become Vested Performance Stock Units on a Vesting Date shall be distributed to the Participant in accordance with Section 4.  Except as otherwise provided by the Committee or this Award Agreement, if the Participant’s Termination Date occurs for any reason prior to the Vesting Date for a Performance Year, then, as of the Participant’s Termination Date, all then unvested Performance Stock Units shall be cancelled and shall be forfeited, none of unvested Performance Stock Units shall become Vested Performance Stock Units and the Participant shall have no rights under or with respect any of the unvested Performance Stock Units.

(c)

Special Rules for Death.  Notwithstanding the provisions of paragraph 3(b), if the Participant’s Termination Date occurs prior to a Vesting Date on account of the Participant’s death, then all of the then outstanding unvested Performance Stock Units shall become Vested Performance Stock Units, without regard to satisfaction of the Performance Targets, and the date of the Participant’s death shall be the “Vesting Date” for such Performance Stock Units for purposes of Section 4.

(d)

Change in Control. This Award shall vest upon a Change in Control prior to the Vesting Date as provided in Article 7 of the Plan provided that the Participant’s Termination Date has not occurred as of the date of the Change in Control.

(e)

Employee Covenant Agreement.  This Award is subject to forfeiture and automatic cancellation as provided in the Employee Covenant Agreement referred to in Section 6. In addition, the Participant may be required to repay the Company any cash paid in settlement of the Award, and the net proceeds from the sale of any stock issued in settlement of the Award, as also provided in the Employee Covenant Agreement.

4.Settlement of Vested Performance Stock Units. The Participant shall be entitled to payment (whether in shares of Common Stock or the cash equivalent thereof) only with respect to Vested Performance Stock Units.  The settlement of the Vested Performance Stock Units shall occur within 45 days following the Vesting Date applicable to such Vested Performance Units.  Settlement of the Vested Performance Stock Units shall be made, in the sole discretion of the Committee, in (a) the form of shares of Common Stock (with one share of Common Stock distributed for each Vested Performance Stock Unit and cash equal in value to any fractional Vested Performance Stock Unit) registered in the name of the Participant, (b) a lump sum cash payment equal to the Fair Market Value (determined as of the Vesting Date) of the number of shares of Common Stock determined under paragraph (a), or (c) a combination of the payment forms described in paragraphs (a) and (b).

5.Withholding. The delivery of shares of the Common Stock or the payment of cash in settlement of the Award pursuant to Section 4 shall be conditioned upon the satisfaction of any applicable withholding tax obligation. If and to the extent that this Award is settled in shares of the Common Stock, the Company may withhold from the number of shares otherwise deliverable to the Participant a number of shares having a Fair Market Value equal to the Company’s withholding liability in respect of the delivery of those shares.  If and to the extent that this Award is settled in cash, the Company may withhold from the cash payment an amount equal to its withholding liability in respect of the payment.  The Company may take any other action that the Plan Administrator considers necessary or advisable (for example, as permissible, withholding amounts from any compensation or other amounts payable by the Company to the Participant) to enable the Company to satisfy its withholding tax obligation in respect of the vesting and settlement of the Award.

6.Employee Covenant Agreement. This Agreement and the Award of Performance Stock Units to the Participant are subject to the Participant’s acceptance of and agreement to be bound by the Employee Covenant Agreement which has been provided or made available to the Participant with this Agreement. The Company would not have granted the Award to the Participant without the Participant’s acceptance of and agreement to be bound by the Employee Covenant Agreement.

7.Transferability. This Award may not be transferred, assigned or pledged (whether by operation of law or otherwise), except as provided by will or the applicable laws of intestacy. The Award shall not be subject to execution, attachment or similar process.

8.Interpretation. This Award is subject to the terms of the Plan, as the Plan may be amended (but except as required by applicable law, no amendment of the Plan after the Grant Date shall adversely affect the Participant’s rights in respect of the Award without the Participant’s consent).  If there is a conflict or inconsistency between this Award and the Plan, the terms of the Plan shall control. The Plan Administrator’s interpretation of this Award and the Plan shall be final and binding.

9.No Employment Rights. Nothing in this Award shall be considered to confer on the Participant any right to continue in the employ of the Company or a Subsidiary or to limit the right of the Company or a Subsidiary to terminate the Participant’s employment.

10.No Stockholder Rights. The Participant shall not have any rights as a stockholder of the Company in respect of any of Performance Stock Units unless and until this Award vests and is settled in shares of the Company’s common stock.

11.Governing Law. This Award shall be governed in accordance with the laws of the State of Illinois.

12.Binding Effect. This Award shall be binding on the Company and the Participant and on the Participant’s heirs, legatees and legal representatives.

13.Effective Date. This Award shall not become effective until the Participant’s acceptance of this Award and agreement to be bound by the Employee Covenant Agreement. Upon such acceptance and agreement, this Award shall become effective, retroactive to the Grant Date, without the necessity of further action by either the Company or the Participant.  If, within 90 days of the Grant Date, this Award is not accepted and/or if the Employee Covenant Agreement is not signed and returned to the Company, the Award shall be forfeited and cancelled and the Participant shall have no further rights under or with respect thereto.

14.Code Section 409A.  It is intended that any amounts payable under this Award Agreement shall either be exempt from or comply with Section 409A of the Code and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”) so as not to subject the Participant to payment of any additional tax, penalty or interest imposed under Code Section 409A and any ambiguities herein shall be interpreted to so comply.  Neither the Company nor any of the Subsidiaries, however, makes any representation regarding the tax consequences of this Award.  Notwithstanding any other provision of this Award Agreement to the contrary, if any payment or benefit hereunder is subject to Code Section 409A, and if such payment or benefit is to be paid or provided on account of the Participant’s Termination Date (or other separation from service or termination of employment):

(a)

and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s separation from service; and

(b)

the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of Code Section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.